Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of WageWorks, Inc. on Form S-8 to be filed on or about May 16, 2013 of our report dated March 5, 2012, on our audits of the financial statements of TransitCenter, Inc. as of December 31, 2011 and 2010 and for each of the years in the two-year period then ended.

/s/ EisnerAmper LLP

May 16, 2013

Edison, New Jersey